April 28, 2008

Pyramid Breweries Inc.
c/o George Hancock, Chairman
      Scott Barnum, President & CEO
      Kurt Dammeier, Director
91 S Royal Brougham Way
Seattle, WA 98134

Gentlemen:

Following up on our prior correspondence and discussions in which we have advised you that Magic Hat Brewing Company & Performing Arts Center, Inc. ("Magic Hat") wishes to pursue an acquisition (the "Transaction") of the business and operations of Pyramid Breweries Inc. ("PMID"), this non-binding letter of intent (the "LOI") confirms our present mutual intention with respect to the Transaction as outlined below.

The principal terms and conditions of the proposed Transaction are as follows:

1.   The Acquisition

     a. Structure. The Transaction will be accomplished through the execution of a merger agreement (the "Definitive Agreement") that contemplates a first step tender offer (the "Offer") by an acquisition vehicle wholly owned by Magic Hat for all of the outstanding shares on a fully diluted basis (the "Shares") of PMID's common stock, followed by a back-end long-form or short-form merger (the "Merger"), as applicable.

     b. Consideration. Based upon the financial information provided to Magic Hat as of the date hereof, the purchase price for the Shares in the Offer and the Merger will be $2.75 in cash per Share.

     c. Closing. The closing of the Offer (the "Closing") would take place on the earliest practicable date after (i) satisfactory completion of Magic Hat's due diligence, (ii) execution of a Definitive Agreement and (iii) commencement of the Offer. We estimate the Closing to be on or about August 31, 2008.

2.   Definitive Agreement.

     The Transaction would take place pursuant to the terms of a Definitive Agreement which will be in customary form and satisfactory to the parties thereto and their respective counsel. Among other things, the Definitive Agreement will contain:

     a. Representations and Warranties of PMID. Customary representations and warranties regarding PMID covering among other things: (i) the timely filing of, and accuracy in all material respects of, all documents and reports (including exhibits) required to be filed or furnished with the Securities and Exchange Commission (the "SEC") including all financial statements having been prepared in accordance with GAAP and other applicable law; (ii) the absence of undisclosed liabilities;
          (iii) the absence of any material adverse change since December 31, 2007; (iv) PMID's title to its assets, free and clear of all liens, claims and encumbrances; (v) compliance in all material respects with all laws and governmental regulations applicable to PMID's business and operations, including, without limitation, all laws and regulations relating to alcoholic beverages, environmental and labor matters; and (vi) no material pending or threatened litigation and the absence of undisclosed claims, litigation, infringement and contract defaults.

     b. Interim Operations. Customary covenants obligating PMID to maintain its business as currently conducted and prohibiting PMID from engaging in transactions outside the ordinary course of its business prior to the Closing without Magic Hat's prior written consent, including a prohibition on the declaration and payment of any dividends and entering into affiliate transactions.

     c.   "No-Shop"  and  Break-Up  Fee  Provisions.   Customary  "No-Shop"  and
          break-up fee provisions consistent with those in this letter.

     d. Closing Condition of the Offer. Customary conditions to the obligations of Magic Hat to complete the Offer, which shall include, without limitation acquiring at least 66 2/3% of the Shares in the Offer.

     e. Closing Conditions of the Merger. Customary conditions to the obligations of Magic Hat to consummate the Merger, which shall include, without limitation (i) the absence of any material adverse change in the business of PMID prior to the Closing; (ii) the accuracy in all material respects of PMID's representations and warranties;
          (iii) compliance by PMID in all material respects with all covenants contained in the Definitive Agreement; and (iv) receipt of all necessary consents and approvals of regulatory agencies and third parties, including any required shareholder approval by PMID.

3. Tender and Support Agreement. Simultaneously with the execution of this LOI, Kurt Dammeier ("Dammeier") and George Hancock ("Hancock", and together with Dammeier, the "Inside Shareholders") shall execute and deliver a "Tender and Support Agreement" substantially in the form attached hereto as Exhibit A.

4. Due Diligence Review. As discussed above, Magic Hat's willingness to proceed with the Transaction is subject to the satisfactory completion of a due diligence review by Magic Hat of the business, financial and legal affairs of PMID. Such review shall include:

     i. Retention of outside accountants to perform a review of PMID's financial statements, and other financial, accounting and tax records;

     ii.  Retention of legal counsel to perform legal due diligence;

     iii. Review of applicable licenses and contracts, including but not limited to loan agreements, leases, insurance contracts, vendor contracts, employment agreements, distributor agreements and franchise agreements;

     iv. Appraisal of PMID's real property and certain of PMID's intellectual property; v. Retention of consultants to assist in the review of PMID's operations;

     vi. Retention of consultants to perform a Phase I investigation into physical condition of PMID's properties and perform any further evaluation that Magic Hat deems necessary and advisable based upon findings of the investigations; and

     vii. Interviews with key management personnel, vendors, distributors and retail accounts.

5. Solicitation of Alternative Transaction. In consideration of the substantial expenditure of the time, effort and expense to be undertaken by Magic Hat, PMID and their respective Representatives (as defined below), following the execution and delivery of this LOI, PMID hereby undertakes and agrees that without the prior written consent of Magic Hat, during the period beginning on the date PMID counter-signs this letter and ending on the date of the shareholders' meeting of PMID to be called to approve the Merger (the "Shareholders Meeting"), PMID will not, and will not authorize or permit any of its affiliates, officers, directors, employees, agents, advisors and other representatives (the "Representatives"), directly or indirectly, (a) to actively solicit, initiate, seek, encourage or support competing inquiries, proposals or offers from any person, corporation, partnership or other entity or group regarding any acquisition of PMID, any merger or consolidation with or involving PMID, or any acquisition of any material portion of the assets, capital stock or business of PMID or any similar transaction (an "Alternative Transaction") other than the transactions contemplated hereby or (b) to negotiate, discuss or reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Alternative Transaction other than the transactions contemplated hereby; provided, however, that the foregoing shall not prohibit PMID, after giving advance written notice to Magic Hat, from furnishing information concerning PMID or its properties or assets pursuant to any appropriate and customary confidentiality agreement to a third party who has made an unsolicited written proposal for an Alternative Transaction after the date hereof, or engaging in discussions or negotiations with a third party who has made any such unsolicited proposals after the date hereof but only if and to the extent that the Board of Directors of PMID shall have concluded in good faith, after consulting with financial advisors and considering the advice of outside counsel, that such action is required by the Board of Directors of PMID in the exercise of its fiduciary duties to the shareholders of PMID.

     PMID shall immediately advise Magic Hat in writing of the receipt by PMID or any of its Representatives of any inquiries, proposals or offers relating to an Alternative Transaction, which notice shall include the terms of such Alternative Transaction.

6. Break-Up Fee. In the event (i) PMID enters into a definitive agreement with respect to an Alternative Transaction prior to the expiration of this letter, (ii) this letter expires prior to the execution of the Definitive Agreement (other than by reason of Magic Hat having either (x) advised PMID in writing that it no longer wished to pursue the Transaction, or (y) not proceeded expeditiously and in good faith with its due diligence review or the negotiation of the Definitive Agreement) and within six (6) months after such expiration, PMID enters into a definitive agreement with respect to an Alternative Transaction, or (iii) PMID does not use all commercially reasonable efforts to proceed with the Transaction under the terms and conditions hereunder, provided however, that Magic Hat is willing to proceed with such Transaction, then, in each case, PMID shall pay to Magic Hat a break-up fee equal to $1,000,000 (the "Break-Up Fee") plus reimbursement of Magic Hat's documented fees and expenses reasonably incurred in connection with this LOI, the proposed Transaction and the enforcement of its rights hereunder and under the Definitive Agreement (the "Expense Reimbursement").

7. Press Releases, Etc. Except as and to the extent required by law or in connection with any inquiries from government officials or regulators, neither party shall make any press release, public announcement or statement or other communication with respect to, or otherwise disclose or permit the disclosure of any of the terms of this LOI or the Transaction without the prior written consent of the other party. If any party is required by law to make any such disclosure, it shall first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made, and will give the other party an opportunity to participate in the preparation of such disclosure. Notwithstanding the foregoing, the parties acknowledge and agree that (i) PMID intends to publicly announce the execution of this LOI through the filing of a Form 8-K and a Schedule 14D-9 with the SEC, and the concurrent issuance of a joint press release of PMID and Magic Hat in form and substance mutually agreed by the parties, not later than four business days following the execution of this LOI; and
     (ii) Magic Hat and its appropriate affiliates intend to make any and all necessary filings with the SEC on Schedule 13D, Form 3 or otherwise required as a result of the entry into the Tender and Support Agreement or otherwise in connection with the Definitive Agreement, the Offer, the Merger and the Transaction.

8. Effect of this Agreement. This letter is a statement of the intentions of the parties and, except for the provisions of paragraphs 5, 6, 7, 10, 11 and this paragraph 8 (which are intended to be binding legal agreements and which shall survive the termination of this LOI), is not intended to be a legally binding agreement or to create rights in favor of either party with respect to the proposed Transaction or the other transactions contemplated hereby. The obligations of the parties to consummate the transactions contemplated hereby shall be subject in all respects to the negotiation, execution and delivery of the Definitive Agreement referred to above and to the satisfaction of the conditions contained therein, and neither of the parties hereto shall have any liability to the other except as set forth in
     Section 6 or for any breach of paragraphs 5, 7 or this paragraph 8 if the parties fail for any reason to execute a Definitive Agreement. In the event that the parties do not execute a Definitive Agreement, except as provided in paragraph 6 hereof, each party will bear its own fees and expenses incurred in connection with this LOI and the proposed Transaction including all legal, accounting and financial advisory fees and expenses.

9.   Representations and Covenants of the Parties.

     a.   PMID hereby represents and warrants to Magic Hat that:

          i. No "fair price", "moratorium", "control share acquisition", "business combination" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to PMID is applicable to the Tender and Support Agreement, the Transaction or any other transaction contemplated thereunder.

          ii. It has taken all actions necessary under any rights agreement or "poison pill" (and there are none that have not been disclosed to Magic Hat) to render such rights agreement, and the rights issued thereunder, inapplicable to this LOI, the Tender and Support Agreement and the Transaction.

          iii. It has taken all corporate or other actions to approve the entry into this LOI and to consummate the transactions contemplated hereunder, including entry into the Tender and Support Agreement by the Inside Shareholders.

     b. Magic Hat hereby represents and warrants to PMID and as of the date of this LOI that it does not, nor is it working in concert with any third party who may, own or possess any voting control over any Shares.

     c. PMID covenants and agrees that until the expiration of this LOI pursuant to paragraph 11, PMID will operate and preserve its business in the ordinary course and will not without Magic Hat's prior written consent engage in transactions outside the ordinary course of its business and will not declare or pay any dividends or enter into any affiliate transactions.

10. Governing Law. This letter, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York. The parties consent to the jurisdiction of the state and federal courts located in New York County, New York.

11. Expiration. This letter shall expire and be of no further force and effect on the first to occur of (i) July 31, 2008, provided that, any Break-Up Fee and Expense Reimbursement payable to Magic Hat under Section 6 herein shall have been paid, (ii) the execution of a Definitive Agreement, or (iii) the date, if any, that Magic Hat advises PMID in writing that it no longer has an interest in pursuing the Transaction.

12. Confidentiality. PMID and Magic Hat on April 3, 2008 entered into a Mutual Non-Disclosure Agreement (the "NDA"), which will continue in full force and effect pursuant to its terms, provided, however, that the parties agree that for purposes of the NDA "Related Parties" shall mean and include a Recipient's financial, tax, accounting, appraisal, environmental, legal and other advisors, its directors/board observers, officers or employees with a demonstrable need to know Confidential Information and its equity and debt financing sources. As so amended and subject to the provisions of paragraph 7 of this LOI, the parties ratify and confirm the NDA.

                                [-SIGNATURE PAGE FOLLOWS-]

If PMID is prepared to proceed on the basis of this letter, please execute the enclosed copy in the space indicated below and return it to the undersigned. The terms of this letter will expire unless it is accepted by 5:00 PM EDT on April 29, 2008.

                                   Sincerely,

                                   MAGIC HAT BREWING COMPANY &
                                   PERFORMING ARTS CENTER, INC.



                                   By: /s/ R. Martin Kelly
                                       ---------------------------
                                       R. Martin Kelly
                                       Chief Executive Officer


Agreed and Accepted:

                             PYRAMID BREWERIES INC.




By: /s/ George Hancock
    ----------------------------
    George Hancock
    Chairman


By: /s/ Scott Barnum
    ----------------------------
    Scott Barnum
    President & CEO


By: /s/ Kurt Dammeier
    ---------------------------
    Kurt Dammeier
    Director

                                                                Exhibit A

                         (Tender and Support Agreement)